Exhibit 99.1

NEWS RELEASE

Contacts:

Anika Therapeutics, Inc.

PondelWilkinson Klein

Charles Sherwood, Ph.D., CEO	Susan Klein (508) 358-4315
William Knight, CFO	Rob Whetstone (310) 279-5963
(781) 932-6616

ANIKA THERAPEUTICS REPORTS 89% REVENUE INCREASE TO

$6.3 MILLION FOR SECOND QUARTER

WOBURN, Mass. – August 6, 2004 – Anika Therapeutics, Inc. (NASDAQ:ANIK) today reported that revenue for the second quarter ended June 30, 2004, increased 89% to $6,262,000 from $3,318,000 in the second quarter of 2003.  The company posted net income of $765,000, or $.07 per diluted share, for the latest quarter compared with a net loss of $81,000, or $.01 per share, for the same period last year.

Revenue for the six-month period ended June 30, 2004 rose 85% to $12,403,000 from $6,702,000 for the comparable period last year.  Net income was $8,551,000, or $.75 per diluted share, for the first six months of 2004 compared with a net loss of $394,000, or $.04 per share, for the first six months of 2003.  Year-to-date results for 2004 include a one-time tax benefit amounting to $7,039,000 recorded in the first quarter.

Product revenue was $5,690,000 for the second quarter, an increase of 72% from $3,303,000 for the same period last year.  Product revenue included sales of OrthoVisc® to Ortho Biotech Products, L.P., which began marketing the osteoarthritis treatment in the U.S. in March 2004, along with royalty payments tied to U.S. OrthoVisc end-user sales.  Licensing and milestone revenue for each of the first two quarters included $550,000 (or $1.1 million for the 6-month period ended June 30, 2004) attributable to the amortization of the upfront and milestone payments received in connection with the licensing and supply agreement with Ortho Biotech.

Charles H. Sherwood, Ph.D., president and chief executive officer, attributed the revenue increase to U.S. sales of OrthoVisc as well as growth in international sales of the product.  Sales of OrthoVisc

(more)

accounted for 49% of total product sales for the quarter.  “In addition to U.S. sales, we saw good sales growth for OrthoVisc during the quarter in Turkey, Spain and Italy, and had first-time sales to Germany and two new Middle Eastern territories,” Sherwood said.  He noted that the company recently received reimbursement approval for OrthoVisc from France and looks to begin booking sales there in the second half of 2004.

Sales of the company’s ophthalmic products, which contributed 47% of product sales for the quarter, rose 22% compared to the second quarter of last year.  Sherwood cautioned that ophthalmic sales, which are up 21% year to date as compared to the same period last year, are expected to decline in 2005 due to a key customer’s acquisition of a competing supplier.  Sales of Hyvisc®, the company’s product for equine osteoarthritis, were down 23% for the quarter as compared to the prior year, primarily due to increasing competitive pressure in the equine osteoarthritis marketplace.  Hyvisc accounted for approximately 4% of product sales for the period.

Gross margin on product revenue for the second quarter of 2004 was 57% compared with 44% for the same period last year, reflecting a shifting revenue mix, increased unit volumes and manufacturing efficiency gains.

Total operating expenses were up 59% to $2,532,000 for the second quarter of 2004 as compared to $1,593,000 in the second quarter of 2003.  The increase reflects research and development activity associated with two recently launched clinical trials and an increase in selling, general and administrative expenses related to increases in personnel costs and professional service fees, and initiatives to build international sales.  A provision for taxes of $603,000 related to second quarter income was recorded in the second quarter of 2004.

Anika’s cash and cash equivalents at June 30, 2004 totaled $33.5 million.  The company has no long-term debt.

Anika commenced two clinical trials during the second quarter.  The first, encompassing approximately 45 patients undergoing spinal surgery in the United Kingdom, is a pilot study to

(more)

evaluate INCERT®, a gel-like potential product designed to prevent post-surgical adhesions. The trial is being partially subsidized by Surgicraft Limited, a U.K.-based medical device manufacturer and distributor, which has been awarded U.K. marketing rights.  Surgicraft is Anika’s U.K. distributor for OrthoVisc.

In the United States, Anika commenced a Phase III pivotal clinical trial for a potential cosmetic tissue augmentation (CTA) therapy.  The trial involves approximately 200 patients and is being conducted by dermatologists and plastic surgeons at up to 10 centers throughout the U.S.

As announced on July 26, 2004, Anika signed an exclusive worldwide development and commercialization partnership with the Ortho Neutrogena division of Ortho-McNeil Pharmaceuticals, Inc., an affiliate of Johnson & Johnson, for the company’s CTA therapy.  Under the terms of the agreement, Anika will receive an initial payment of $1.0 million and Ortho Neutrogena will fund the ongoing pivotal clinical trial for the CTA therapy product initiated in May 2004.  The agreement also provides for performance and sales based milestone payments in addition to royalty payments and transfer payments for the supply of CTA.

Conference Call Information

The company will hold a conference call to review its financial results on Friday, August 6, 2004 at 11:00 a.m. EDT.  To listen to the conference call, dial (706) 634-1550 approximately 10 minutes before the starting time and reference Anika Therapeutics.  In addition, the conference call will be available to interested parties through a live audio Internet broadcast at http://www.anikatherapeutics.com.  The call will be archived and accessible on the same Web site for one year beginning at 2:00 p.m. EDT Friday, August 6, 2004.

About Anika Therapeutics, Inc.

Headquartered in Woburn, Mass., Anika Therapeutics, Inc. (www.anikatherapeutics.com) develops, manufactures and commercializes therapeutic products and devices intended to promote the repair, protection and healing of bone, cartilage and soft tissue.  These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body.  Anika products include OrthoVisc®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by Ortho Biotech Products, L.P., and Hyvisc®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.  Anika manufactures Amvisc™ and Amvisc Plus™, HA viscoelastic products for ophthalmic surgery, for Bausch & Lomb.  It also produces CoEase™, which is marketed by Advanced Medical Optics, Inc., STAARVISC™-II distributed by STAAR Surgical Company and Shellgel™ for Cytosol Ophthalmics, Inc.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as “expectations,” “remains,” “focus,” “expected,” “prospective,” “expanding,” “building,” “continue,” “progress,” “efforts,” “hope,” “believe,” “objectives,” “opportunities,” “will,” “seek,” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements.  These statements also include statements regarding: (i) the Company’s efforts and expectations in entering into long-term arrangements to market and distribute ophthalmic and osteoarthritis products, (ii) the level of the Company’s revenue or sales in particular geographic areas and/or for particular products, (iii) the market share of any of the Company’s products, (iv) expectations regarding future results of operations, including the Company’s expectations regarding cash utilization, (v) the Company’s intention to strengthen, expand and grow its ophthalmic franchise and the growth of the Company’s ophthalmic business, (vi) the Company’s expectations of the size of the United States and European markets, including Germany and France, for osteoarthritis of the knee, (vii) the Company’s intention to increase market share for ORTHOVISC® in international and domestic markets or otherwise penetrate growing markets for osteoarthritis of the knee, (viii) the Company’s corporate objectives and research and development and collaboration opportunities, including, without limitation, intended preclinical development of potential cosmetic tissue augmentation products and commencement of INCERT® clinical trials and (ix) the results of the U.S. launch for ORTHOVISC®.  These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and other factors.  The Company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the Company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the success of the Company’s efforts to improve the financial performance of its core business; (iii) the Company’s research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iv) the cost effectiveness and efficiency of our manufacturing operations and production planning; (v) the strength of the Turkish, German, Canadian, Middle Eastern and French economies, in general and other economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas or (vi) future determinations by the Company to allocate resources to products and in directions not presently contemplated.  Any delay in receiving any regulatory approvals may adversely affect the Company’s competitive position.  Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved.  There is also a risk that (i) the Company’s existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the Company’s efforts to enter into long-term marketing and distribution arrangements will not be successful, (iii) new distribution arrangements, including the agreement with Ortho Biotech Products, L.P. pertaining to ORTHOVISC®, will not result in meaningful sales of the Company’s products, (iv) the Company will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the Company’s product sales, (vi) the estimated size(s) of the markets which the Company has targeted its products will fail to be achieved, or (vii) increased sales of the Company’s products, including HYVISC®, ORTHOVISC®, or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the Company’s business and operations.  Certain other factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include those set forth under the headings “Business,” “Risk Factors and Certain Factors Affecting Future Operating

Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and Current Reports on Form 8-K, as well as those described in the Company’s other press releases and SEC filings.

#  #  #

Financial Tables to Follow

Anika Therapeutics, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Product revenue	$5,690,000	$3,303,000	$11,259,000	$6,673,000
Licensing and milestone revenue	572,000	15,000	1,144,000	29,000
Total revenue	6,262,000	3,318,000	12,403,000	6,702,000
Cost of product revenue	2,442,000	1,846,000	5,163,000	3,815,000
Gross profit	3,820,000	1,472,000	7,240,000	2,887,000
Operating expenses:
Research and development	1,125,000	648,000	2,032,000	1,457,000
Selling, general and administrative	1,407,000	945,000	2,715,000	2,060,000
Total operating expenses	2,532,000	1,593,000	4,747,000	3,517,000
Income (loss) from operations	1,288,000	(121,000)	2,493,000	(630,000)
Interest income	80,000	40,000	126,000	82,000
Income (loss) before income tax expense (benefit)	1,368,000	(81,000)	2,619,000	(548,000)
Income tax expense (benefit)
Provision (benefit) for income taxes	603,000	—	1,107,000	(154,000)
Benefit from release of valuation allowance	—	—	(7,039,000)	—
Net income (loss)	$765,000	$(81,000)	$8,551,000	$(394,000)

Basic net income (loss) per share	$0.08	$(0.01)	$0.85	$(0.04)
Basic shares outstanding	10,060,866	9,941,121	10,024,138	9,937,719

Diluted net income (loss) per share	$0.07	$(0.01)	$0.75	$(0.04)
Diluted shares outstanding	11,396,116	9,941,121	11,333,899	9,937,719

Anika Therapeutics, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$33,536,000	$14,592,000
Restricted cash	—	818,000
Accounts receivable, net	1,693,000	1,421,000
Inventories	3,749,000	3,627,000
Current portion deferred income taxes	1,270,000	—
Prepaid expenses and other current assets	995,000	81,000
Total current assets	41,243,000	20,539,000
Property and equipment	10,103,000	9,875,000
Less accumulated depreciation	(9,021,000)	(8,684,000)
Net property and equipment	1,082,000	1,191,000
Long-term deposits	143,000	143,000
Deferred income taxes	8,202,000	—
Total assets	$50,670,000	$21,873,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$587,000	$349,000
Other accrued expenses	1,433,000	1,297,000
Deferred revenue	3,120,000	378,000
Income taxes payable	—	65,000
Total current liabilities	5,140,000	2,089,000

Long-term deferred revenue	18,700,000	1,800,000

Stockholders’ equity:
Common stock	101,000	100,000
Additional paid-in capital	31,747,000	31,480,000
Treasury stock	—	(27,000)
Accumulated deficit	(5,018,000)	(13,569,000)
Total stockholders’ equity	26,830,000	17,984,000
Total liabilities and stockholders’ equity	$50,670,000	$21,873,000